Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements and in their related prospectuses of Cornerstone Realty Income Trust, Inc., as listed below, of our report dated March 14, 2005, with respect to the consolidated financial statements and schedule of Cornerstone Realty Income Trust, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

Registration Statement No.	Description
333-24871	Form S-8, pertaining to the Company’s 1992 Non-Employee Directors Stock Option Plan, Special Non-Employee Directors Stock Option Plan and Non-Employee Directors Fees Plan

333-24875	Form S-8, pertaining to the Company’s 1992 Incentive Plan

333-34441	Form S-3, Shelf Registration Statement, pertaining to the registration of $200 million of Common Shares, Preferred Shares and Debt Securities

333-65576	Form S-3, pertaining to the Company’s Dividend Reinvestment and Share Purchase Plan

333-89227	Form S-8, pertaining to the issuance of Series A Convertible Preferred Shares in connection with the 1996 Non-Employee Directors Stock Option Plan and its 1996 Incentive Plan of an acquired entity (Apple Residential Income Trust, Inc.)

333-100198	Form S-3, pertaining to the registration of common shares to be issued in redemption of partnership units of Cornerstone NC Operating Limited Partnership

333-113610	Form S-3, pertaining to the registration of common shares to be issued by The Reserve at Mayfaire, LLC

333-121675	Form S-4, Colonial Properties Trust Joint Proxy Statement/Prospectus, pertaining the proposed merger between Colonial Properties Trust and Cornerstone Realty Income Trust, Inc.

/s/ Ernst & Young LLP
Richmond, Virginia
March 14, 2005